Exhibit 10.7 (i)
PERSONAL EMPLOYMENT AGREEMENT
THIS AGREEMENT (“Agreement”) is made and entered into this 9th day of December, 2002, by and between TopSpin Medical (Israel) Ltd., of business address at 1 Lev Pesach St. North Industrial Zone, Lod (“Company”), and Erez Golan (I.D. No.) of 35 Balfour Street, Tel Aviv, Israel (“Employee”).
WHEREAS Employee has been employed by Company since May 1, 1999 (the “Commencement Date of Employment”) under the terms and conditions of an employment agreement dated November 1, 1999 previously entered into between Company and Employee (the “Initial Employment Agreement”); and
WHEREAS, Company and Employee wish to continue the Employee’s employment with Company under a new employment agreement as set forth below which shall replace the Initial Employment Agreement (the “Agreement”); and
WHEREAS, the Initial Employment Agreement shall, as of the date hereof (the “Effective Date”), terminate and be superseded by this Agreement, subject to, and in accordance with, the terms set forth below; and
WHEREAS the parties wish to regulate their relationship in accordance with the terms and conditions set forth in this Agreement;
NOW, THEREFOR, in consideration of the mutual premises, covenants and undertakings contained herein, the parties hereto have hereby agreed as follows:
1.	The Initial Employment Agreement
1.1.	As of the Effective Date, the Initial Employment Agreement is terminated and superseded by this Agreement, the terms of which shall apply as of the Effective Date.

1.2.	Notwithstanding the above, unless otherwise specifically stated in this Agreement, all of those of Employee’s rights that are derived from the length of the period of his employment with Company shall accrue as of the Commencement Date of Employment and all rights that have accrued as of the Effective Date shall be carried over and shall continue to accrue to Employee’s benefit during the Term (defined below).
2.	Term
The term of this Agreement shall commence as of the Effective Date and shall continue until terminated in accordance with the provisions of Section 11 hereof (the “Term”). The foregoing notwithstanding, Employee undertakes not to furnish Company with a Termination Notice (defined below), effective prior to completion of a three year period commencing on the Effective Date (the “Initial Term”) other than for Good Reason (defined below).
3.	Position
3.1.	On the Effective Date, Employee is employed and shall continue to be employed by the Company (until otherwise determined by the Board of Directors of the Company) in the position of CEO of the Company, and within the framework of such position shall serve as President and CEO of TopSpin Medical Inc. (the “Parent Company” and the “Position”, respectively).

3.2.	During Employee’s employment with Company, Employee shall have the authority, functions, duties and responsibilities, as from time to time may be stipulated by Company’s Board of Directors. Employee shall report to the Company’s Board of Directors.

3.3.	During the term of this Agreement and unless and until otherwise agreed, Employee shall be employed on a full-time basis. The Employee shall devote his entire business time, attention and efforts to the performance of his duties and responsibilities under this Agreement and the business and affairs of the Company. The Employee shall not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior consent of the Company.

3.4.	It is hereby acknowledged and agreed that Employee’s Position in the Company is a senior position and/or one which requires a special degree of trust, and/or is a position which does not enable the Company to supervise the work and rest hours of the Employee; therefore, the provisions of The Work and Rest Hours Law, 1951 (the “Work and Rest Hours Law”), shall not apply to Employee’s employment with Company.
4.	Employee’s Duties
Employee affirms and undertakes:
4.1.	To devote his working time, know-how, energy, expertise, talent, experience and best efforts to the business and affairs of Company and to the performance of his duties with Company.

4.2.	To perform and discharge well and faithfully, with devotion, honesty and fidelity, his obligations pursuant to his Position.

4.3.	To immediately and without delay inform Company’s Board of Directors of any affairs and/or matters that might constitute a conflict of interest with Employee’s Position and/or employment with Company.
5.	Compensation
5.1.	Subject to, and in consideration of, Employee’s fulfillment of his obligations in pursuance of this Agreement, Company shall pay Employee a monthly gross salary of NIS 40,000 (Forty Thousand New Israeli Shekel) (“Salary”); provided however that in the event that, and at such time as, the Company or the Parent Company successfully achieves the Milestone (as defined in the Series C Stock Purchase Agreement among the Parent Company, the Employee and certain investors, dated on or about the date hereof, during the relevant period, the Salary payable following the achievement of the Milestone shall be increased to NIS45,000 (Forty Five Thousand New Israeli Shekel). The Salary shall be linked to the CPI, adjusted on a quarterly basis to the CPI last published prior to the date of such adjustment. The base index for each adjustment shall be the index last published prior to the date of the preceding adjustment. The base index for the first linkage adjustment shall be the index last published prior to the Effective Date.

In no event shall such adjustment be less than in the amounts and at the levels set forth in the governmental directives published from time to time and binding on Company (Tzavei Harhava) with respect to cost-of-living increases (Tosefet Yoker).

5.2.	The Salary shall be payable in accordance with the Company’s customary payroll procedures, but not later than on the ninth (9th) day of the consecutive calendar month following the calendar month of employment to which the payment relates.

5.3.	Israeli income tax and other applicable withholdings with respect to the Salary have been and shall be deducted from the Salary by the Company at source.
6.	Social and Fringe benefits
6.1.	Managers’ Insurance
6.1.1.	Company has contributed certain monthly amounts as premium on a Managers’ Insurance (Bituach Menahalim) policy (“Managers’ Insurance Policy”) and shall continue to contribute an aggregate monthly amount of up to 15.83% of the Salary to said Managers’ Insurance Policy.

6.1.2.	The abovementioned contributions by Company shall be as follows: 5% towards compensatory payments (the “Compensatory Payments Component”), 8.33% towards severance payments (the “Severance Payments Component”), and up to 2.5% towards a disability insurance.

6.1.3.	In addition, Employee has contributed and shall contribute, and for that purpose Employee has irrevocably authorized and instructed Company to deduct from his Salary at source, an aggregate monthly amount equal to 5% of the Salary to such Managers’ Insurance Policy.

6.1.4.	Employee shall bear any and all taxes in connection with amounts paid by Employee and/or Company to the Managers’ Insurance Policy pursuant to this Section 6.1.

6.1.5.	To the extent Employee’s Salary exceeds the recognized ceiling for contributions to the Managers’ Insurance Policy that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Managers’ Insurance Ceiling”), Employee shall have the option, to be exercised in his sole discretion, to apply the following provisions in connection with the Managers’ Insurance Policy:
6.1.5.1.	The contributions of Company and Employee shall be calculated based on that portion of the Salary up to, but not exceeding, the Managers’ Insurance Ceiling;

6.1.5.2.	Employee shall be entitled to an additional monthly gross payment in an amount constituting 5% of that portion of the Salary that exceeds the Managers’ Insurance Ceiling (the “Additional Managers’ Insurance Payment”);

6.1.5.3.	The provisions of Sections 5.2 and 5.3 above shall apply to the Additional Managers’ Insurance Payment and Employee will bear any and all taxes applicable in connection with the payment by Company and/or the receipt by Employee of the Additional Managers’ Insurance Payment.
6.1.6.	In the event of termination of the Employee’s employment under this Agreement by the Company for any reason other than a Termination for Cause (as defined hereinafter), Employee shall be entitled to payment of severance pay which shall be calculated in accordance with the Severance Pay Law – 1963, for the entire period of Employee’s employment commencing as of the Commencement Date of Employment and in accordance with Employee’s last Salary prior to said termination and all sums accumulated in the Severance Payments Component of the aforesaid Managers’ Insurance Policy shall be on account of the aforesaid severance pay.

In the event of termination of the Employee’s employment under this Agreement by the Employee for any reason all sums accumulated in the aforesaid Managers’ Insurance Policy shall be transferred to Employee, including without limitation the Compensatory Component and the Severance Payments Component.

For the removal of doubt it is further hereby clarified that the terms of this Section 6.1.6 shall apply to all contributions made to the Managers’ Insurance Policy prior to the Effective Date.
6.2.	Advanced Study Fund
6.2.1.	Company has contributed certain monthly amounts and shall continue to contribute an aggregate monthly amount equal to 7.5% of the Salary towards an advanced study fund (Keren Hishtalmut) (the “Advanced Study Fund”).

6.2.2.	Employee shall contribute, and for that purpose, Employee irrevocably authorizes and instructs Company to deduct from his Salary at source, an aggregate monthly amount equal to 2.5% of the Salary as Employee’s participation in such Advanced Study Fund.

6.2.3.	Employee shall bear any and all taxes applicable in connection with amounts payable by Employee and/or Company to the Advanced Study Fund pursuant to this Section 6.2.

6.2.4.	To the extent Employee’s Salary exceeds the recognized ceiling for contributions to the Advanced Study Fund that are exempted from taxes under the provisions of applicable law as shall be in effect from time to time (the “Advanced Study Fund Ceiling”), Employee shall have the option, to be exercised in his sole discretion, to apply the following provisions in connection with the Advanced Study Fund:
6.2.4.1.	The contributions of Company and Employee shall be calculated based on that portion of the Salary up to, but not exceeding, the Advanced Study Fund Ceiling;

6.2.4.2.	Employee shall be entitled to an additional monthly gross payment in an amount constituting 7.5% of that portion of the Salary that exceeds the Advanced Study Fund Ceiling (the “Additional Advanced Study Fund Payment”);

6.2.4.3.	The provisions of Sections 5.2 and 5.3 above shall apply to the Additional Advanced Study Fund Payment and Employee will bear any and all taxes applicable in connection with the payment by Company and/or the receipt by Employee of the Additional Advanced Study Fund Payment.
6.2.5.	In the event of termination of Employee’s employment under this Agreement for any reason other than a Termination for Cause (as defined hereinafter) Employee shall be entitled to all sums accumulated in the Advanced Study Fund.

For the removal of doubt it is hereby clarified that the terms of this Section 6.2.5 shall apply to all contributions made to the Advanced Study Fund prior to the Effective Date.
6.3.	Annual Leave

Employee shall be entitled to an annual leave totalling, in the aggregate, 22 working days per year. Annual leave shall be taken with adequate regard to the needs of Company. Unexploited leave days may be accumulated from year to year up to a total of 60 days. Employee shall, upon termination of his employment, be entitled to redeem all unexploited leave days.

6.4.	Sick Leave

Employee shall be entitled to sick leave in accordance with the provisions of the Sickness Pay Law, 1976.

6.5.	Recreation Pay (Dmey Havra’a)

Employee shall be entitled to annual recreation pay (Dmey Havra’a) in an amount as determined in accordance with Israeli regulations as in effect from time to time with respect to such pay.

6.6.	Company Car
6.6.1.	Company shall provide Employee with a car of a make and model of Employee’s choice up to a class “C” car (“Company Car”) to be placed at Employee’s disposal, for Employee’s business and personal use and for the use of Employee’s immediate family only, provided that Company’s procedures in respect thereof are followed.

Employee may choose a car of a higher class than class “C”, in which event he shall bear the difference in the leasing fees between the class “C” car and the car of the class chosen by him.

6.6.2.	Employee shall take good care of such Company Car and ensure that Company’s rules relating to Company Car are strictly, lawfully and carefully observed.

6.6.3.	Employee shall bear and pay all fines for any violation of law committed in connection with the use of the Company Car.

6.6.4.	The value of the monthly use of the Company Car shall be added to the Salary, in accordance with income tax regulations applicable thereto, as straightforward income, and Employee will bear all taxes in connection with said Company Car and the use thereof.

6.6.5.	Employee shall return Company Car to Company’s principal office upon termination of Employee’s employment with Company.
6.7.	Cellular Phone and Laptop Computer
6.7.1.	Company shall provide Employee with, and pay for the use of, a cellular phone and shall provide Employee with a laptop computer, for Employee’s use in the course of performing his obligations under his Position (the “Cellular Phone” and the “Laptop Computer”, respectively).

6.7.2.	Employee shall bear any and all taxes applicable to him in connection with the Cellular Phone and/or the use thereof, and shall return the Cellular Phone to Company’s principal office upon termination of Employee’s employment with Company.

6.7.3.	Employee shall be entitled to retain the Laptop Computer and shall not be required to return it to the Company upon termination of Employee’s employment with Company.
6.8.	Business Expenses

Company shall pay, and/or reimburse Employee, for those out-of-pocket business expenses incurred in connection with the performance of his duties under this Agreement, as against receipts and/or other appropriate documentation as may be required by Company from time to time and provided that the expenses are within the Company’s annual budget for said expenses.

6.9	Loan
6.9.1	Following execution hereof, the Company shall extend to the Employee a non-recourse loan in the amount of $50,000 (the “Loan”), which loan shall bear interest of 5% compounded annually from the date of extension of the Loan to the Employee and until the date of repayment thereof (the “Interest”; the Loan together with the Interest, the “Loan Amount”).

6.9.2	As a security to ensure the full and timely repayment of the Loan Amount, the Employee hereby creates and grants to the Company for its benefit and its successors and assigns, a security interest in the Employee’s securities of the Parent Company (such securities subject to the security interest are referred to as the “Pledged Shares”). In furtherance of the above, the Employee’s securities in the Parent Company shall be stamped with a legend, as of the Effective Date, stating that such securities have been pledged to the benefit of the Company. In addition, the Employee undertakes to execute any document required to register the pledge of the Pledged Shares with the Registrar of Pledges.

6.9.3	So long as any part of the Loan Amount remains unpaid, if the Employee becomes entitled to receive or receives any securities of the Parent Company or other property (except for cash) in addition to, in substitution of, or in exchange for any of the Pledged Shares (whether as a distribution in connection with any recapitalization, reorganization, rearrangement of capital structure or reclassification, a stock dividend, or otherwise), the Employee shall accept such securities or other property on behalf of and for the benefit of the Company as additional security for the Employee’s obligations hereunder (shares of the Parent Company and the other securities and instruments described above in this sentence are included in the term “Pledged Shares”).

6.9.3	In the event of any default in repayment of the Loan Amount, the Company shall be entitled to take possession of the Pledged Shares and, with respect to the Pledged Shares only, to exercise any and all rights afforded to a secured party under any applicable law.

The Company hereby represents, warrants and agrees that in the event that the Loan Amount will not be repaid in full for any reason whatsoever, the Company’s sole remedy shall be the foreclosure upon the Pledged Shares. The Company hereby irrevocably waives any and all other rights it may have both in law and equity with respect to any default in repayment of the Loan Amount (“Default”), and releases and forever discharges the Employee from any and all actions, causes of action, suits, debts, dues, claims, liabilities, complaints and demands whatsoever, however referred to and of any kind and/or nature, both in law and equity, with respect to such Default, except with respect to the Pledged Shares.

6.9.4	The Employee hereby represents and warrants to the Company that he shall have good and valid title to all of the Pledged Shares, free and clear of all liens, security interests and other encumbrances; provided however that the Employee shall be entitled to create another security interest in the Pledged Shares for the benefit of the Company which security interest will be on a pari passu basis with the one granted to the Company hereunder, to secure other loans received by him from the Company, provided however that the aggregate amount of such other loans including the Loan Amount shall not exceed US$150,000. The Employee further represents and warrants that upon any transfer of the Pledged Shares to the Company, the Company will acquire such Pledged Shares free and clear of all liens, security interests and other encumbrances.

6.9.5	The Loan Amount shall be repaid to the Company upon Transfers of the Pledged Shares by the Employee, the consideration for which is received in cash or securities freely tradeable by the Employee (i.e. the securities are registered and there are no restrictions under any applicable law or any agreement or undertaking preventing the Employee from selling the securities). Within 30 days following a Transfer of Pledged Shares by the Employee , he shall repay the Company on account of the Loan Amount still outstanding an amount equal to at least one sixth of the consideration received by the Employee in such Transfer and the Pledged Shares which were not transferred in such Transfer will continue to serve as a security for the repayment of the Loan Amount.

6.9.6	The Employee shall repay any outstanding amount of the Loan Amount upon the first to occur of (i) the closing of a firmly underwritten IPO of the Company or the Parent Company; provided that at least 30 days from the date on which the Employee’s securities in the Company become freely tradeable (i.e. the securities are registered and there are no restrictions under any applicable law or any agreement or undertaking that will prevent the Employee from selling the securities), within the framework of such IPO, have passed; (ii) (x) a merger or consolidation of the Company or the Parent Company with or into another entity or any other corporate reorganization, where the Company or the Parent Company, as applicable, is not the surviving entity; or (y) the lapse of 30 days following a sale, transfer or other disposition of all or substantially all of the Company’s or the Parent Company’s assets; provided that at least part of the consideration in such transaction is cash or securities freely tradeable by the Employee (i.e. the securities are registered and there are no restrictions under any applicable law or any agreement or undertaking that will prevent the Employee from selling the securities); or (iii) a date not later than 6 months following termination of his employment with the Company for any reason; (the “Repayment Date”). In the event that the Company or the Parent Company successfully achieves the sales target described in Exhibit A hereto prior to the Repayment Date, the remaining amount of the Loan Amount shall become a grant and the Employee shall not be required to repay the remaining amount of the Loan Amount to the Company.

6.9.7	Any tax liability in connection with the Loan shall be completely borne by the Employee.

7.	Bonuses
7.1.	On an annual basis during the Term, but no earlier than 12 months after the Effective Date, the Company’s Board of Directors shall consider granting the Employee a bonus based upon the performance of the Company and of the Employee during the previous annual period. The decision to grant such a bonus as well as the amount of any such bonus shall be determined by the Board of Directors of the Company at its sole discretion.

7.2.	Upon the successful achievement of the Milestone within the relevant period, Employee shall be entitled to a one-time lump sum bonus in the gross amount of NIS 120,000.

7.3.	Upon the first to occur of (i) the closing of a firmly underwritten IPO of the Company or the Parent Company or the date on which the Company or the Parent Company becomes an “Issuer” as defined in the Sarbanes-Oxley Act of 2002; (ii) (x) a merger or consolidation of the Company of the Company or the Parent Company with or into another entity or any other corporate reorganization, where the Company or the Parent Company, as applicable, is not the surviving entity; or (y) a sale, transfer or other disposition of all or substantially all of the Company’s or the Parent Company assets’; (each an “Exit”), the Employee shall be entitled to an exit bonus as follows:
7.3.1 if the Employee is employed by the Company at such time, then the amount of the exit bonus shall be $120,000 gross;
7.3.2 if the Employee is no longer in the employ of the Company at such time, then the amount of the exit bonus shall be $120,000 gross;
7.3.2 in connection with the IPO of the Company or the Parent Company, in the event the Employee is no longer in the employ of the Company at such time, but the Employee is required at such time to repay to the Company any outstanding loan that the Employee received from the Company, then the amount of the exit bonus shall be $120,000 gross.
8.	Termination
This Agreement may be terminated in accordance with the following provisions:
8.1.	Either party may furnish the other party, at any time and for any reason, with a written notice that Employee’s employment shall be terminated (the “Termination Notice”) effective upon the completion of a three-month period commencing on the date of the Termination Notice (the “Notice Period”). Notwithstanding the foregoing provision to the contrary, Employee shall not furnish a Termination Notice effective prior to completion of the Initial Term unless such termination is for Good Reason (defined below). The Termination Notice shall set forth both the date on which said notice is being furnished and the date on which the Termination Notice shall be effective.

8.2.	Notwithstanding the provisions of Section 8.1 above, to the contrary, Employee shall be entitled to furnish Company with a Termination Notice prior to completion of the Initial Term where such termination is for good reason (“Good Reason”). Any one or more of the following shall constitute Good Reason:
8.2.1.	Material reduction in Employee’s Salary and/or in any of the social and fringe benefits as they existed immediately prior to such reduction;

8.2.2.	Material reduction in the level or scope of job responsibility or status of Employee, relative to the level or responsibility immediately prior to such reduction; provided however that the Company may change the Employee’s title and/or position without such action being deemed a Good Reason, if such Employee is offered another senior and/or comparable management position in the Company or the Parent Company (as applicable) ;

8.2.3.	Relocation to an office or company which is more than 50 miles from the office where Employee was previously located to which Employee has not agreed;

8.2.4.	A delay of more than 60 days in paying the Salary to Employee and/or a delay of more than 60 days in paying and/or providing any of the social and fringe benefits, provided for under this Agreement;

8.2.5.	Any material change in the business of the Company and/or the Parent Company.
8.3.	In the event that a Termination Notice is delivered by either party, Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company and to take all steps, satisfactory to Company, to ensure the orderly transition to any persons designated by Company of all matters handled by Employee during the course of his employment with Company, unless Company waives Employee’s services during the Notice Period, or any part thereof. In either case, during the Notice Period, Company shall continue to pay Employee his Salary and provide Employee with all the social and fringe benefits, as detailed in Section 6 and its subsections and other rights and/or benefits as were paid or provided to him during the term of his employment.

8.4.	The provisions of Section 8.3 above notwithstanding, Company, by furnishing a notice to Employee, shall be entitled to terminate his employment with Company with immediate effect at any time during the Term where said termination is a Termination for Cause. In the event of such termination, Employee shall not be entitled to severance pay.

8.5.	As used in this Agreement, the term “Termination for Cause” shall mean termination of Employee’s employment with Company as a result of the occurrence of (a) a serious breach of trust, including but not limited to theft, embezzlement, conviction of a felony or of any crime involving moral turpitude, self-dealing or prohibited disclosure to unauthorized persons or entities of confidential or proprietary information of or relating to the Company or the Parent Company; (b) a willful failure to adhere to or comply with directives of the Board of Directors; (c) a material breach of Section 9, 10 or 11 of this Agreement by the Employee (d) any willful act or gross negligence of the Employee resulting in material loss to the Company or the Parent Company which, if rectifiable, is not rectified within 14 business days after the Employee receives written notice from the Company detailing the Board’s intention to terminate Employee if such loss or damage is not rectified or recovered within such period; or (e) any of the events provided for in Sections 16 and 17 of the Severance Pay Law, 1963.
9.	Proprietary Information and Confidentiality
9.1.	Employee is aware that in the course of his employment with Company during the Term and/or in connection therewith, Employee may have access to, and be entrusted with, technical, proprietary, sales, legal, financial, and other data and information with respect to the affairs and business of the Company, its affiliates, customers and suppliers, all of which data and information, whether documentary, written, oral or computer generated, shall be deemed to be, and referred to as “Proprietary Information”, which, by way of illustration but not limitation, shall include trade and business secrets, processes, patents improvements, ideas, inventions (whether reduced to practice or not), techniques, products, technologies (actual or planned), financial statements, marketing plans, strategies, forecasts, customer and/or suppliers lists and/or relations, research and development activities, formulas, data, know-how, designs, discoveries, models, vendors, computer hardware and software, drawings, operating procedures, pricing methods, marketing strategies, future plans, dealings and transactions, except for such information which is now, or hereafter becomes, available in the public domain or is generally known, or hereafter becomes known, in the industry through no fault on the part of Employee.

9.2.	Employee agrees and declares that all Proprietary Information, patents and/or patent applications, copyrights and other intellectual property rights in connection therewith, are and shall remain the sole property of Company and its assigns.

9.3.	At all times, during the Term and upon its expiration thereafter, Employee shall keep in confidence and trust all Proprietary Information, and any part thereof, and will not use or disclose and/or make available, directly or indirectly, to any third party any Proprietary Information without the prior written consent of Company, except and to the extent as may be necessary in the ordinary course of performing Employees’ duties pertaining to the Company and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental entity.

9.4.	Without derogating from the generality of the foregoing, Employee agrees as follows:
9.4.1.	He will not copy, transmit, reproduce, summarize, quote, publish and/or make any commercial or other use whatsoever of the Proprietary Information, or any party thereof, without the prior written consent of Company, except as may be necessary in the performance of his duties pertaining to the Company;

9.4.2.	He shall exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and will take all reasonable steps necessary to ensure the maintaining of confidentiality;

9.4.3.	He shall not enter into the data bases of Company for any purpose whatsoever, including, without limitation, review, download, insert, change, delete and/or relocate any information, except as may be necessary in the performance of his duties pertaining to the Company;

9.4.4.	Upon termination of his employment, and/or as otherwise requested by Company, he shall promptly deliver to Company all Proprietary Information. For the removal of doubt, it is hereby clarifed that Employee shall be entitled to keep copies of corporate documents signed by him and which relate to his rights, including without limitation, his rights as an employee of the Company and/or as director of the Company and/or the Parent Company and/or as shareholder and/or holder of Options in the Parent Company.
9.5.	The provisions of this Section 9 shall survive termination of this Agreement and shall remain in full force and effect thereafter.
10.	Non-Competition and Non-Solicitation
10.1.	Employee hereby covenants that throughout the Term and for a period of eighteen (18) months following the effective date of termination of Employee’s employment howsoever arising thereafter, Employee will not:
10.1.1.	Engage, directly or indirectly, in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, through any corporate body and/or with or through others, in any activity competing directly with the products and technologies of the Company and its affiliates, as same have existed and shall exist from time to time during the Term.

10.1.2.	Whether on his own account and/or on behalf of others, in any way interfere with and/or endeavor to entice away, or offer or solicit for the purpose of so interfering and/or enticing away, from Company and/or any of its affiliates, any person, firm or company with whom Company and/or any of its affiliates shall have any contractual and/or commercial relationship as an employee, consultant, licenser, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on, or within the eighteen (18) months prior to, the effective date of termination of Employee’s employment with Company.
11.	Inventions
11.1.	Employee agrees to promptly and from time to time fully inform and disclose to Company all inventions, designs, improvements and discoveries which Employee may have during the Term which pertain to or relate to Company or to any experimental work performed by Company, whether conceived by Employee alone or with others and whether or not conceived during regular working hours (“Inventions”).

11.2.	All Inventions, and any and all rights, interests and title therein, including the droit moral therein, shall be the exclusive property of Company.

11.3.	In the event that by operation of law, any Invention shall be deemed Employee’s, the Employee hereby assigns and shall in the future take all the requisite steps (including by way of illustration only, signing all appropriate documents) to assign to Company and/or its designee any and all of his foregoing rights, titles and interests, on a worldwide basis and hereby further acknowledges and shall in the future acknowledge Company’s full and exclusive ownership in all such Inventions. To the extent necessary, Employee shall, during the Term or at any time thereafter, execute all documents and take all steps necessary to fully effectuate the assignment to Company and/or its designee and/or assist Company to obtain the exclusive and absolute rights, title and interests in and to all Inventions, whether by the registration of patent, trade mark, trade secret and/or any other applicable legal protection, provided however that in the event Employee is requested to take any of the aforesaid actions subsequent to the termination of this Agreement, Employee be reasonably compensated for his time and effort in so doing. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

11.4.	The provisions of this Section 11 shall survive termination of this Agreement and shall be and remain in full force and effect at all times thereafter.
12.	Indemnification; Directors and Officers Insurance
12.1.	Company shall exempt, indemnify and insure Employee from and against any and all liabilities which the Employee may incur in the performance of his duties hereunder, to the maximum extent permitted by law, in accordance with an Indemnity Agreement substantially in the form attached hereto as Exhibit B.

12.2.	Without limiting or qualifying Company’s obligation to indemnify as aforesaid in Section 15.1 above, Company shall insure Employee under the Directors and Officers liability insurance policy to be maintained by Company for its office holders at its sole cost and expense, and which shall indemnify Employee and hold him harmless from any loss, claim, damage or liability as aforestated in Section 12.1 above.
13.	General Provisions
13.1.	For the purpose of Sections 9 to 11 of this Agreement, the term “Company” shall mean the Company, the Parent Company, and/or any affiliate of the Parent Company, as applicable.

13.2.	Employee shall bear any and all taxes applicable in connection with any benefits provided to Employee under this Agreement.

13.3.	Either party’s failure or delay in enforcing any of the provisions of this Agreement shall not, in any way, be construed as a waiver of any such provisions, or prevent said party thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

13.4.	Notices given hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery, on the date of postmark if mailed by certified or registered mail, or on the date sent by facsimile upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt, addressed as set forth above or such other address as either party may designate to the other in accordance with the aforesaid procedure.

13.5.	This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel.

13.6.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof, and supersedes all prior agreements and understandings between the parties with respect thereto.

13.7.	Captions and paragraph headings used in this Agreement are for convenience purposes only and shall not be used for the interpretation thereof.

13.8.	The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the parties hereto (subject to the applicable provisions of law).

13.9.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.
IN WITNESS WHEREOF, the parties hereto have hereby duly executed this Agreement on the day and year first set forth above.

/s/ Erez Golan		/s/ Erez Golan

TopSpin Medical Ltd		Erez Golan

By:	Erez Golan

Title:	CEO